Exhibit 99.1

FOR IMMEDIATE RELEASE:
Media Contact:	Investor Contact:
Nancy Udell, S.V.P., PR & Advertising	Cheryl Scully, Treasurer and V.P. Investor Relations
(561) 682-4195	(561) 682-4211 phone, (561) 659-3689 fax

PAXSON RESPONDS TO NBC COMPLAINT

—Clear and Unambiguous Language Supports Paxson’s Position—

(West Palm Beach, Florida – August 20, 2004) — Paxson Communications Corporation (AMEX-PAX) (the “Company”) today announced that NBC Universal, Inc. (“NBC”), a subsidiary of the General Electric Company (NYSE:GE), filed a complaint against the Company in the Court of Chancery of the State of Delaware seeking a declaratory ruling regarding the terms of its investment in the Company. NBC’s complaint seeks a declaration as to the meaning of the terms “Cost of Capital Dividend Rate” and “independent” investment bank as used in the Certificate of Designation (the “Certificate of Designation”) of the Company’s 8% Series B Convertible Exchangeable Preferred Stock which is held by NBC (the “Preferred Stock”).

Lowell W. Paxson, Chairman and Chief Executive Officer of the Company said, “The terms at the heart of this dispute are clear and unambiguous and contradict the claim NBC has filed. We are disappointed that NBC chose to resort to litigation rather than accept the plain meaning of the Certificate of Designation.”

On September 15, 2004, the rate on the non-cash pay dividend on the Preferred Stock will be reset from 8% to the “Cost of Capital Dividend Rate” as defined under the terms of Certificate of Designation. While the Company directs all interested parties to review the Certificate of Designation (filed with the Securities and Exchange Commission as Exhibit 4.3 to the Company’s Form 8-K dated September 15, 1999), it has furnished the following summary of the provisions of the Certificate of Designation which govern the determination of the Cost of Capital Dividend Rate.

The Company has 41,500 shares of Preferred Stock issued and outstanding under the Certificate of Designation. As of September 15, 2004, the Preferred Stock will have a face amount value equal to approximately $581 million in the aggregate (or $14,000 per share), consisting of $415 million in liquidation preference (equal to $10,000 per share) plus approximately $166 million of accumulated and unpaid dividends thereon (equal to $4,000 per share).

The Cost of Capital Dividend Rate is defined under paragraph (n) of the Certificate of Designation to be “a rate per annum equal to the dividend rate on the Series B Convertible Preferred Stock at which the Series B Convertible Preferred Stock would trade at its liquidation preference on such date of determination.” The term “liquidation preference” is defined under paragraph (a) of the Certificate of Designation to be $10,000.00 per share of Preferred Stock (or $415 million in the aggregate). Therefore, the Cost of Capital Dividend Rate would be the dividend rate on September 15, 2004 which would allow the Preferred Stock to trade at its liquidation preference of $10,000 per share (or $415 million in the aggregate for all shares). The definition of the Cost of Capital Dividend Rate under paragraph (n) of the Certificate of Designation further specifies that such rate shall be determined by a nationally recognized independent investment banking firm selected in the sole discretion of the Company.

About Paxson Communications Corporation

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and the PAX TV network. PAX TV reaches 89% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s original programming slate for the 2004-2005 broadcast season features three new unscripted series, “Cold Turkey,” “Model Citizens” and “Second Verdict”; two scripted dramas, “Young Blades” and “Left Behind”; two entertaining variety programs, “America’s Most Talented Kids” and “World Cup Comedy,” executive produced by Kelsey Grammer; and two fast-paced game shows, “On the Cover” and “Balderdash.” Returning series include all-new episodes of PAX’s top-rated dramas, “Doc” and “Sue Thomas: F.B.Eye.” For more information, visit PAX TV’s website at www.pax.tv.